Exhibit 99.1

U.S. SHIPPING PARTNERS L.P. REPORTS 2005 THIRD QUARTER RESULTS

Edison, NJ, November 9, 2005 – U.S. Shipping Partners L.P. (NYSE: USS) today reported results of operations for its third quarter ended September 30, 2005.  The Partnership had previously announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the third quarter, or $1.80 per unit annualized.  The distribution will be payable on November 15, 2005 to unitholders of record on November 9, 2005.

The Partnership is required to drydock its vessels based on U.S. Coast Guard regulations.  Accordingly, revenues during drydock cycles are reduced for the number of days the vessel is in the shipyard.   As a result of this cycle, our quarterly financial results will fluctuate.  In September 2005, the Partnership placed the ITB New York in drydock resulting in twelve scheduled offhire days during the third quarter.  During the fourth quarter 2005, the Partnership will have two vessels, ITB New York and ITB Jacksonville in drydock which will reduce revenue accordingly for that period.  Each ITB drydock is expected to last approximately forty-five to fifty days.

For the three months ended September 30, 2005, the Partnership reported net income of $4.5 million as compared to $6.5 million for the three months ended September 30, 2004.  The decrease of $2.0 million resulted from a decrease of $3.3 million in operating income, partially offset by reduced interest expense.  For the nine months ended September 30, 2005, net income increased to $17.0 million from $7.5 million for the nine months ended September 30, 2004.  The increase of $9.5 million resulted primarily from an increase in operating income of $1.9 million and reductions in interest expense and loss on debt extinguishment of $3.4 million and $3.2 million, respectively.  Net income per basic limited partnership unit was $0.32 for the three months ended September 30, 2005, as compared to $0.83 per unit for the three months ended September 30, 2004. Net income per basic limited partnership unit increased to $1.21 for the nine months ended September 30, 2005, as compared to $0.96 for the nine months ended September 30, 2004.  The average number of basic limited partnership units outstanding increased to 13.8 million in the three and nine months ended 2005 from 7.8 million in the comparable 2004 periods as a result of the Partnership’s November 2004 initial public offering.

For the three months ended September 30, 2005, operating income was $6.0 million, compared to $9.3 million for the three months ended September 30, 2004.  Increases in general and administrative expenses of $1.2 million coupled with a reduction in revenue of $3.1 million were partially offset by decreases in vessel operating expenses of $0.8 million and voyage expenses of $0.2 million.  The decrease in revenue is partially attributable to scheduled drydock offhire days coupled with a slight decrease in time charter equivalent rates which was primarily the result of weather delays caused by the hurricanes.  The remaining decreases in revenue, vessel operating expenses and voyage expenses were primarily attributable to the absence of a chartered-in vessel during the third quarter 2005.  During the third quarter 2004, the Partnership chartered-in a vessel to fulfill its obligations under contracts of affreightment.  For the nine months ended September 30, 2005, operating income was $20.4 million, compared to $18.5 million for the nine months ended September 30, 2004.  The increase of $1.9 million resulted primarily from the addition of the Charleston, which was delivered in April 2004.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended September 30, 2005 was $12.2 million, a decrease of $3.3 million as compared to $15.6 million for the three months ended September 30, 2004.   The three months ended September 30, 2005 reflected increased general and administrative expenses of $1.2 million, including increased professional fees, insurance and other costs incurred in connection with being a public entity that were not incurred in the comparable 2004 period.  The remaining increase is attributable to additional expenses necessary to accommodate the growth of our business.  EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Our distributable cash flow for the three months ended September 30, 2005 was $7.2 million, or approximately 1.14 times the amount needed to cover the cash distribution of $6.3 million declared in respect of the period.  Distribution coverage for the nine months ended September 30, 2005 was 1.22.  Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

On September 9, 2005, the Partnership took delivery of the Houston, a Jones Act double-hulled product tanker, capable of carrying 240,000 barrels.  The purchase price of the vessel, including legal, survey and other acquisition costs, was $25.3 million.  The vessel was drydocked at a cost of $3.5 million and placed into service on October 13, 2005.

On November 2, 2005, the Partnership entered into a memorandum of agreement to purchase the Sea Venture, a 19,000 dwt double-bottomed chemical/product tanker.  This vessel was re-built in 1983 and is capable of carrying twenty different grades of product in independent cargo tanks. The Partnership expects to close the purchase of the Sea Venture in late November 2005 and immediately drydock the vessel to bring it up to high operating standards.  The Partnership estimates that the total cost to purchase and drydock the vessel will be approximately $12.0 million and plans to finance it with available cash or its current credit facility.  The vessel is expected to join the Partnership’s fleet in April 2006.  The Partnership feels that the Sea Venture will provide valuable flexibility to its current and future customer base.  With the addition of the Sea Venture to its fleet, the Partnership will own three of the five Jones Act parcel tankers with twenty or more independent tank segregations and will further reinforce its position as the leading U.S. Jones Act owner of chemical-capable specialized tankers.

Paul Gridley, Chairman and CEO, stated, “The acquisition of the Houston is consistent with the Partnership’s strategy and has been integrated seamlessly into our existing operation.  The Sea Venture will further strengthen our position in the Jones Act chemical trades when it enters service early next year.  In addition, the third quarter results continue to demonstrate the strength and stability of our business.”

In August 2004, the Partnership entered into a contract with Southern New England Shipyard Company (“SENESCO”) to build a 19,999 dwt articulated tug barge (“ATB”) for the Partnership at a fixed price of $45.4 million to be delivered in early 2006.  The agreement also provided for options to build up to an additional three ATB’s. SENESCO has indicated that they are not able to complete the first ATB on the contract terms due to infrastructure problems and production line issues, and that the completion of the barge will be delayed.   The Partnership has entered into a revised agreement with SENESCO regarding completion of the ATB at another facility which SENESCO will operate.  The total cost of completion of the ATB pursuant to the revised agreement will be approximately $53.0 million with a contracted delivery date of December 2006.  The revised agreement provides for substantial penalties for late delivery of the ATB.  Although there is risk that the cost of the ATB could be higher and that the ATB may not be completed in a timely manner, which could have a material adverse effect on the Partnership’s results of operations, the Partnership does not presently expect the repricing of the SENESCO ATB to have a material adverse effect on the Partnership’s results of operations or financial condition. The Partnership and SENESCO have mutually agreed to cancel the options to have SENESCO build up to three additional ATBs at a fixed price. While the Partnership believes that it can contract with other shipyards to deliver additional ATBs, no assurance can be given that the Partnership will be successful contracting with other shipyards to build additional ATBs on terms acceptable to the Partnership.

Earnings Conference Call

We have scheduled a conference call for Thursday, November 10, 2005, at 10:00 am Eastern time, to review our third quarter results.  Dial-in information for this call is 1-866-362-4820 (Domestic) and 1-617-597-5345 (International).  The participant passcode is 18598401.  The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.  For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners.  The calculation of distributable cash flow is detailed in the table below.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.
Consolidated Statements of Operations
(in thousands, except for per unit data)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,

	2005	2004 (1)		2005	2004 (1)

Voyage revenue	$32,624	$35,716		$99,439	$89,486

Vessel operating expenses	12,201	13,004		34,718	33,418
Voyage expenses	5,284	5,475		17,898	14,595
General and administrative expenses	2,927	1,683		7,863	5,185
Depreciation and amortization	6,188	6,227		18,553	17,748

Total operating expenses	26,600	26,389		79,032	70,946

Operating income	6,024	9,327		20,407	18,540
Interest expense	1,957	2,919		4,641	8,048
Loss on debt extinguishment	—	—		—	3,167
Other income	(311)	(115)		(737)	(222)

Income before income taxes	4,378	6,523		16,503	7,547
(Benefit) provision for income taxes	(97)	26		(517)	69

Net income	$4,475	$6,497		$17,020	$7,478

General partner’s interest in net income	$89	$—		$340	$—
Limited partners’ interest in:
Net income	$4,386	$6,497		$16,680	$7,478
Net income per unit - basic and diluted	$0.32	$0.83		$1.21	$0.96
Weighted average units outstanding - basic and diluted	13,800	7,800	(2)	13,800	7,800	(2)

(1)	Represents results of operations of our predecessor company, United States Shipping Master LLC.
(2)	Represents the number of units received by our predecessor in exchange for the net assets contributed to us at the time of our initial public offering.

Supplemental Operating Statistics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2005	2004	2005	2004

Total fleet
Vessel days	736	736	2,184	2,074
Days worked	719	731	2,159	2,042
Drydocking days	12	—	12	—
Net utilization (1)	97.8%	99.3%	98.9%	98.4%
Average time charter equivalent rate (2)	$38,002	$38,880	$37,767	$35,784

(1)	Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2)

Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.  Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

U.S. Shipping Partners L.P.
Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures
(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2005	2004	2005	2004

Net income	$4,475	$6,497	$17,020	$7,478
Adjustments to reconcile net income to
EBITDA:
Depreciation and amortization	6,188	6,227	18,553	17,748
Interest expense, net	1,646	2,804	3,904	7,826
(Benefit) provision for income taxes	(97)	26	(517)	69

EBITDA	$12,212	$15,554	$38,960	$33,121

Distributable Cash Flow (1)

		For the Three Months Ended September 30, 2005	For the Nine Months Ended September 30, 2005

	Net income	$4,475	$17,020
	Adjustments to reconcile net income to distributable cash flow:
Add:	Depreciation and amortization (2)	6,879	19,274
	Receipts from Hess under support agreement	348	581
	Benefit for income taxes	(97)	(517)
	Loan from general partner for income tax payment (3)	288	629
Less:	Estimated maintenance capital expenditures (4)	4,300	12,900
	Income taxes paid	388	929

	Distributable cash flow	$7,205	$23,158

	Cash distribution in respect of the period	$6,337	$19,010
	Distribution coverage	1.14	1.22

(1)

Distributable Cash Flow provides additional information for evaluating our ability to distribute the minimum quarterly distributions for four quarters on the outstanding common and subordinated units and the 2% general partner interest.

(2)	Includes amortization of deferred financing fees, which is included in interest expense in the Consolidated Statements of Operations.
(3)

Our general partner has agreed to lend us an amount equal to the lesser of (i) $770,000 or (ii) the 2005 estimated tax liability of our subsidiary that owns the Chemical Pioneer.  The loan will bear interest at the minimum applicable federal rate.

(4)

Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.